EXHIBIT 10.21

AMENDMENT ONE

to the

MATTEL, INC. PERSONAL INVESTMENT PLAN

THIS AMENDMENT ONE (this “Amendment”) is executed this 17th day of December, 2013, by Mattel, Inc. (the “Company”).

Statement of Purpose

The Company maintains the Mattel, Inc. Personal Investment Plan (the “Plan”) as amended and restated effective as of January 1, 2013. The Company desires to amend the Plan to (i) define the term “spouse,” (ii) clarify certain withdrawal options from the Roth Account, (iii) clarify how forfeitures may be used under the Plan, and (iv) set forth the statute of limitations for claims, and the Plan’s right of recovery for overpayments. In Article XVI of the Plan, the Company has reserved the right to amend the Plan in whole or in part.

NOW, THEREFORE, the Company does hereby declare that the Plan is amended effective as of January 1, 2013, unless otherwise specifically stated herein, as follows:

1. The following new Section 2.39A shall be added to Article II Definitions to add a definition of “spouse,” and all references in the Plan to a “spouse” shall be deemed to refer to this definition effective as of September 16, 2013:

“2.39A     Spouse.

“Spouse” means the person to whom the Participant is legally married under the laws of any state, territory or possession of the United States or of any foreign country including a same-sex spouse or common law spouse if permitted under state law.”

2. Section 8.6(i) shall be deleted in its entirety and replaced with the following:

“(i) Withdrawal for Participant in the Uniformed Services. During any period the Participant is performing service in the uniformed services described in Code Section 3401(h)(2)(A), such Participant shall be eligible to elect to receive a withdrawal from the Participant’s Before-Tax Contributions Account or Roth Contribution Account prior to attaining age 59 1⁄2. Such distribution shall be limited to the amount credited to the Participant’s Before-Tax Contributions Account plus the Participant’s Roth Contributions Account minus any earnings credited to such accounts after December 31, 1988. If a Participant elects to receive a distribution in accordance with this subparagraph, the Participant may not make Before-Tax Contributions, Roth Contributions or After-Tax Contributions during the 6-month period beginning on the date of distribution.”

3. The first sentence of Section 8.14 shall be revised to read as follows:

“Amounts forfeited in accordance with Section 8.5(d) shall be applied as soon as possible to reduce future Company Contributions and Company Matching Contributions, to pay Plan expenses, or to make corrective contributions and earnings to the Plan to the extent that such contributions are not qualified non-elective contributions.”

4. The following new Section 9.19 shall be added to the Plan:

“9.19     Right of Recovery for Overpayment or Payment Made in Error.

If the Plan erroneously makes distributions or other payments that exceed the amount to which a Participant or Beneficiary is entitled at any time under the Plan, the Plan shall have the right to recover the excess amount from any persons to, or for, or with respect to whom such excess payments were made. As a condition of receiving benefits under the Plan, each Participant agrees and understands that they have an obligation to pay to the Plan any payments that exceed the amount to which the Participant is entitled. The Plan has an equitable lien on the amount paid in excess of the amount to which a Participant is entitled, and the equitable lien shall also attach to any money or property that is obtained with amounts paid in excess of the amount to which a participant is entitled. The recovery of excess payments may also include a reduction of future benefit payments available to the Participant or Beneficiary under the Plan. The Plan’s right to recover excess payments includes the right to initiate legal action. If the Plan takes legal action to enforce its right to reimbursement of excess payments, the Plan shall be entitled to recover its attorneys’ fee and costs.”

5. The following sentence shall be added to the end of Section 13.3:

“After exhausting the remedies and procedures detailed in this Section 13.3 for a review of claims, a Participant may elect to file a legal claim for action in federal court. A Participant must take all legal action pertaining to a claim within one (1) year after the date the Committee has made a final determination of the claim in accordance with the applicable claims review procedures in this Section 13.3.”

6. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the day and year first above written.

MATTEL INC.

By:	/s/ Alan Kaye
Alan Kaye
Executive Vice President
Chief Human Resources Officer